UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
NU SKIN ENTERPRISES, INC.
June 6, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on June 6, 2019, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

1.	To elect the eight directors named in the Proxy Statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 9, 2019, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage‑prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 6, 2019: The proxy statement and annual report to stockholders are available at www.astproxyportal.com/ast/08684.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah April 17, 2019

PROXY STATEMENT
NU SKIN ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2019

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) at our corporate offices, 75 West Center Street, Provo, Utah 84601, on June 6, 2019, at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the following purposes, which are more fully described in this Proxy Statement:

1.	To elect the eight directors named in the Proxy Statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

4.	To transact such other business as may properly come before the Annual Meeting.

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors’ recommendations “FOR” the election of each director nominee and “FOR” Proposals 2 and 3. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 25, 2019. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation.

Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later‑dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions, and if you wish to vote in person at the Annual Meeting you will be required to present a legal proxy from your broker, bank or other nominee. Directions to our Annual Meeting may be obtained by calling (801) 345‑1000.

OUTSTANDING SHARES AND VOTING RIGHTS

Only stockholders of record at the close of business on April 9, 2019 are entitled to vote at the Annual Meeting. As of this record date, approximately 55,514,376 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or “broker non‑votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non‑votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”), including Proposals 1 and 2.

The voting standards for the three matters to be acted upon at the meeting are as follows:

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Proposal 1. To be elected in an uncontested election, such as at the 2019 Annual Meeting, director nominees must receive a majority of the votes cast, meaning a nominee must receive more “for” votes than “against” votes. If an incumbent director does not receive the required majority, the director shall resign pursuant to an irrevocable resignation that was required to be tendered prior to his or her nomination and effective upon (i) such person failing to receive the required majority vote and (ii) the Board’s acceptance of such resignation. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

−	Proposals 2 and 3. Pursuant to our bylaws, approval of Proposals 2 and 3 will require the affirmative vote of a majority of the votes cast affirmatively or negatively.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. In addition, Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:
ELECTION OF DIRECTORS

Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is nine, but it will decrease to eight at the time of the director elections at the Annual Meeting.

Set forth below are the name, age as of April 1, 2019, business experience and other qualifications of each of our eight director nominees, listed in alphabetical order. All of our current directors were previously elected to their present term of office at our 2018 annual meeting of stockholders, and all of the director nominees are current directors of our company except for Laura Nathanson. Ms. Nathanson was recommended by Thomas Pisano, one of our independent directors. We are not aware of any family relationships among any of our directors, director nominees or executive officers.

Nevin Andersen and Neil Offen will not stand for reelection at the Annual Meeting. Our Board extends gratitude to Messrs. Andersen and Offen for their many years of service to Nu Skin.

Daniel W. Campbell

Director since 1997	Lead Independent Director

Audit Committee

Executive Compensation Committee

Daniel W. Campbell, 64, has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He has served on the Utah State Board of Regents for Higher Education since 2010 and served as its Vice Chair from 2012 to 2014 and as Chair from 2014 to 2018. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

Andrew D. Lipman

Director since 1999	Executive Compensation Committee

Nominating and Corporate Governance Committee (Chair)

Andrew D. Lipman, 67, is a partner and head of the Telecommunications, Media and Technology Group at Morgan, Lewis & Bockius LLP, an international law firm that he joined in 2014. He previously held similar positions with Bingham McCutchen LLP from 2006 to 2014 and Swidler Berlin LLP from 1988 to 2006. From 2000 to 2013, Mr. Lipman served as a member of the board of directors of The Management Network Group, Inc., a telecommunications related consulting firm, and from 2007 to 2013, he served as a member of the board of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

Mr. Lipman is a highly experienced senior lawyer and business advisor with over 35 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.

Steven J. Lund

Director since 1996 (includes three-year leave of absence)	Executive Chairman of the Board

Steven J. Lund, 65, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

Mr. Lund brings to the Board over 30 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the executive board of the United States Direct Selling Association. A respected business and community leader, he currently serves on the Utah State Board of Regents for Higher Education and previously served as chairman of the board of trustees of Utah Valley University.

Laura Nathanson

Director nominee

Laura Nathanson, 61, has served for the past 21 years in sales and advertising positions with media divisions of The Walt Disney Company. Since 2017, she has served as Executive Vice President of Revenue and Operations at Disney Advertising Sales, and from 2002 to 2017, she served as Executive Vice President of Sales and Marketing at ABC Family/Freeform. Prior to 2002, she served in various other sales and advertising positions with ABC Network Sales, Fox Broadcasting and media agencies. She received a B.A. from Wesleyan University.

Ms. Nathanson is an experienced leader who brings to the Board her expertise in sales and advertising, as well as a strong customer focus that is built on a 40-year career in connecting with and communicating with customers. Business strategy is also one of Ms. Nathanson’s strengths; during her career, she has recognized and understood shifts in the business landscape, such as the rise of the millennial demographic and the trend toward digital advertising, and has quickly adapted to these shifts, enabling her companies to capitalize on them at an early stage. She also has experience in streamlining business processes and in promoting sales through digital and social media.

Thomas R. Pisano

Director since 2008	Audit Committee

Executive Compensation Committee (Chair)

Thomas R. Pisano, 74, served as Chief Executive Officer and a director of Overseas Military Sales Corp., a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of Overseas Military Sales Corp. From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon Products, Inc., he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in 50 countries.

Zheqing (Simon) Shen

Director since 2016

Zheqing (Simon) Shen, 39, is the founding member of ZQ Capital Limited, a boutique investment and advisory firm. Prior to founding ZQ Capital in 2015, Mr. Shen was managing director and head of the China Financial Institutions Business at Barclays from 2011 to 2015. From 2004 to 2010, he worked with Goldman Sachs as an investment banker in its New York and Hong Kong offices. In addition to his service on our Board, Mr. Shen has also served since 2016 on the board of directors and the Audit, Remuneration and Nomination Committees of KFM Kingdom Holdings Limited, a precision metals engineering and manufacturing company that is listed on the Hong Kong Stock Exchange. Mr. Shen has a B.A. in mathematics and economics from Wesleyan University.

Mr. Shen brings to the Board valuable expertise in helping global companies realize their growth potential in Mainland China, which is one of our company’s key markets. He has spent much of his career working in Asia capital markets, and he has a strong network in Mainland China and valuable local knowledge of Mainland China. His depth of experience with financial and investment matters is also valuable to the Board.

Ritch N. Wood

Director since 2017

Ritch N. Wood, 53, was appointed to serve as our Chief Executive Officer in March 2017. He previously served as our Chief Financial Officer since 2002. He was named CFO of the Year by Utah Business Magazine in 2010. Mr. Wood joined our company in 1993 and served in various capacities before his appointment as Chief Financial Officer, including Vice President of Finance and Vice President of New Market Development. Mr. Wood is a trustee of the Force for Good Foundation, a charitable organization that our company established to help drive our philanthropic efforts. Prior to joining us, he worked for the accounting firm of Grant Thornton LLP. Mr. Wood earned a B.S. and a M.Acc. degree from Brigham Young University.

Mr. Wood brings to the Board expertise in accounting, finance, investor relations and management. With his service as our Chief Executive Officer and as our Chief Financial Officer for 14 years, Mr. Wood also has a deep understanding of our business globally, including our markets, financial matters, products and product development, personnel, compensation plans and sales force. He has played an important role in managing the growth of our business while prioritizing profitability and stockholder value; during his tenure as Chief Financial Officer from 2002 to 2017, our revenue more than doubled, our earnings per share tripled and our stock price increased fourfold. Mr. Wood’s leadership has been integral to the success of several of our key initiatives in recent years.

Edwina D. Woodbury

Director since 2015	Audit Committee (Chair)

Nominating and Corporate Governance Committee

Edwina D. Woodbury, 67, has been President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, since 1999. Ms. Woodbury has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1997 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury also served on the board of directors at the nonprofit Medical Foundation of North Carolina from 2009 to 2018. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon Products, Inc., she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards at Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board’s audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.

Each nominee was recommended by the Nominating and Corporate Governance Committee for election and has agreed to serve if elected. Although we do not know of any reason for which any nominee might become unavailable to serve on the Board, if that should happen, the Board may designate a substitute nominee. Shares represented by proxies will be voted for any substitute nominee so designated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE EIGHT NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Board of Directors Independence and Committee Structure

−	Separate Chairman of the Board and CEO. The positions of Chairman of the Board and CEO are filled by Mr. Lund and Mr. Wood, respectively.

−	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.

−	Limitation on Management Directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company’s founders, and Mr. Wood, our CEO.

−	Meetings of Independent Directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.

−	Independent Committees. Only independent directors serve on our Audit, Executive Compensation, and Nominating and Corporate Governance Committees.

−	Annual Board and Committee Performance Evaluations. The performance of the Board and each Board committee is evaluated at least annually.

Election of Directors

−	Annual Election of Directors. All of our directors are elected annually; we do not have a staggered board.

−
Majority Voting in Uncontested Director Elections and Resignation Policy. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections. For an incumbent director to be nominated for re-election, she or he must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation.

Stock-Related Matters

−
Equity Retention Requirements. We have equity retention requirements that apply to our directors and executive officers, designed to align directors’ and executive officers’ interests with those of stockholders. For a description of these requirements, see “Executive Compensation: Compensation Discussion and Analysis—Equity Retention Guidelines.”

−
Hedging Policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of short sales, put options and financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director’s or employee’s securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

−	Pledging Policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence

The Board of Directors has determined that each of the current directors listed below is an “independent director” under the listing standards of the NYSE. The Board also has determined that Laura Nathanson, who is a nominee not currently on the Board, will be an “independent director” under the listing standards of the NYSE if elected.

Nevin N. Andersen	Daniel W. Campbell	Andrew D. Lipman	Neil H. Offen

Thomas R. Pisano	Zheqing (Simon) Shen	Edwina D. Woodbury

In assessing the independence of the directors, the Board determines whether or not any director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For information about the Board’s assessment of Mr. Shen’s independence, see “Related-Person Transactions.”

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chairman of the Board and CEO or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chairman of the Board and CEO is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.

The Board has created the Lead Independent Director position to provide independent leadership of the Board’s affairs on behalf of our stockholders and to promote open communication among the independent directors. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman of the Board and the CEO regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board’s independent directors; and (iv) performs such other duties as the Board deems appropriate.

Risk Oversight

Our Board of Directors has primary responsibility for risk oversight. Except with regard to certain strategically significant risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committee charters include the following subject-matter parameters for risk oversight:

Audit Committee	Nominating and Corporate Governance Committee	Executive Compensation Committee

− Major financial risk exposures − Operational risks related to information systems and facilities − Public disclosure and investor related risks	− Corporate governance risks − Operational risks not assigned to the Audit Committee − Compliance and regulatory risks − Reputational risks	− Compensation practices related risks − Human resources risks

The committees, or the Board in the case of risks it determines to oversee directly, are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans. Management periodically reports to the Board or applicable committee on our risks and the internal processes, practices and controls attendant to the risks. Following these reports by management, the Audit Committee periodically receives reports regarding the Nominating and Corporate Governance Committee’s and Executive Compensation Committee’s risk-oversight efforts.

Because the Board and management recognize the importance of maintaining the trust and confidence of our employees, sales force, customers, vendors and other business partners, we have established an Information Security and Privacy group that has responsibility for executing a program to protect our data. The Board directly oversees cyber and privacy-related risks and periodically receives reports from management on them.

Board of Directors Meetings

The Board of Directors held nine meetings during 2018. Each director attended more than 75% of the total number of meetings of the Board that were held while they were in office and the total number of meetings of all committees of the Board on which they served during the period. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Six of our directors who were in office at the time of our 2018 annual meeting of stockholders attended that meeting.

Board Committees

We have standing Audit, Executive Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Executive Compensation Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of audit committees and compensation committees under the NYSE listing standards and the Securities and Exchange Commission’s rules.

The following table identifies the current membership of the committees and states the number of committee meetings held during 2018.

Director	Audit	Executive Compensation	Nominating and Corporate Governance
Nevin N. Andersen	✔		✔
Daniel W. Campbell	✔	✔
Andrew D. Lipman		✔	Chair
Neil H. Offen		✔	✔
Thomas R. Pisano	✔	Chair
Edwina Woodbury	Chair		✔
Number of Meetings in 2018	6	8	7

The Board has adopted a written charter for each of the committees, which are available in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com.

The Audit Committee’s responsibilities include, among other things:

−	Selecting our independent auditor;

−	Reviewing the activities and the reports of our independent auditor;

−	Approving in advance the audit and non-audit services provided by our independent auditor;

−	Reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

−	Reviewing the adequacy of our internal controls and internal auditing methods and procedures;

−	Overseeing our compliance with legal and regulatory requirements;

−
Overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

−
Conferring with the chairs of the nominating and corporate governance committee and executive compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Ms. Woodbury and Mr. Campbell are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Executive Compensation Committee’s responsibilities include, among other things:

−	Establishing and administering our executive compensation strategy, policies and practices;

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Reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our CEO, other executive officers and our executive chairman of the board, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

−	Administering our equity incentive plans;

−	Overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources; and

−	Overseeing the reporting of executive compensation information in accordance with applicable rules and regulations.

Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the CEO and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation: Compensation Discussion and Analysis” and “Director Compensation.”

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

−	Making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;

−	Identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;

−	Leading the process of identifying and screening candidates for a new CEO when necessary, and evaluating the performance of the CEO;

−	Making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;

−	Developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;

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Overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks; and

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Overseeing our regulatory, legal and compliance obligations in the foreign countries in which we operate, as well as individual compliance programs developed to address specific legal and regulatory issues in the United States and foreign countries.

Board and Committee Evaluations

Our Board believes that a strong and constructive evaluation process is an important component of good corporate governance and helps to promote Board effectiveness. Our annual evaluation process, which is led by our Nominating and Corporate Governance Committee, focuses on both the Board and the Board committees.

The Nominating and Corporate Governance Committee reviews the format of our evaluation process each year to ensure that it remains robust and relevant. In both 2017 and 2018, we used a third-party facilitator to assist in conducting the evaluation in order to receive fresh perspectives on Board effectiveness and corporate governance practices and to encourage candor in the evaluation process. The facilitator conducted oral interviews with each director and then led a discussion at an in-person meeting.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Executive Compensation Committee during 2018 was:

−	A current or former officer or employee of our company;

−	A participant during 2018 in a related-person transaction that is required to be disclosed; or

−
An executive officer of another entity at which one of our executive officers served during 2018 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.

Our Director Nomination Process

As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.

Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long‑term interests of our stockholders. In addition, our Corporate Governance Guidelines require that, to be nominated for re-election to our Board, an incumbent director must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy‑making levels in business, government, financial, and other areas relevant to our global operations, experience and history with our company, and stock ownership.

We do not have a formal policy with regard to the consideration of diversity in identifying Board nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business.

Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.

Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled “Stockholder Proposals for 2020 Annual Meeting” for further information.

Communications with Directors

Stockholders or other interested parties wishing to communicate with the Board of Directors, the non‑management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non‑management directors, or individual directors as appropriate.

Additional Corporate Governance Information

We have adopted the following:

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Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. Any amendments or waivers (including implicit waivers) regarding the Code of Conduct requiring disclosure under applicable SEC rules or NYSE listing standards will be disclosed in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com.

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Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

Both of the above are available in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com. In addition, stockholders may obtain a print copy of either of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

DIRECTOR COMPENSATION

Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time, and when it determines that adjustments are appropriate, it recommends them to the Board of Directors for its consideration. The Nominating and Corporate Governance Committee has retained the services of Semler Brossy Consulting Group LLC as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. Semler Brossy performed a review of our director compensation program in the second half of 2018. For additional information regarding our independent compensation consultant, see “Executive Compensation: Compensation Discussion and Analysis—Role of Compensation Consultant.”

The following table summarizes our non-employee director compensation program, which applies to each director besides Messrs. Lund and Wood because they receive compensation as executive officers of our company. The table shows the program as in effect during 2018 and the changes that were approved in early 2019 following the review of our director compensation program and will take effect as of June 1, 2019. The elimination of meeting fees and the replacement of a fixed-share award with a fixed-value award aim to reduce the variability in director compensation and more closely align with competitive practice.

	2018 Program	Changes Approved In 2019
Annual cash retainer
Board	$80,000	$85,000
Committee	—	$10,000 per committee
Additional annual cash retainer for leadership:		Unchanged
Lead Independent Director	$20,000
Audit Committee Chair	$15,000
Other committee chairs	$10,000
Meeting fees:
Committee chair	$2,500	Meeting fees eliminated(1)
Other committee members	$1,500
Annual equity compensation (restricted stock units)	Sum of 1,000 RSUs plus $85,000 value = 2,041	$140,000 value
	RSUs in 2018 ($164,443 value)

(1)	The Board may approve meeting fees for participation in a special committee or other extraordinary circumstances.

In addition, we may compensate a director $1,500 per day for corporate events or travel that we require, and we may reimburse directors for certain expenses incurred in attending Board and committee meetings and other corporate events. We also provide company products to our directors for their use.

Pursuant to the terms of our Second Amended and Restated 2010 Omnibus Incentive Plan, the cash compensation and the aggregate grant date fair value (computed in accordance with applicable financial accounting rules) of awards under the Plan provided to any non-employee director during any single calendar year cannot exceed $750,000.

Director Compensation Table – 2018

The table below summarizes the compensation earned by or paid to each of our directors in 2018 except Mr. Wood, whose compensation is reported in the executive compensation tables. Mr. Wood serves as a director, but as a company employee he receives no compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Nevin N. Andersen	117,500	164,443	—	281,943
Daniel W. Campbell	136,000	164,443	—	300,443
Andrew D. Lipman	134,500	164,443	—	298,943
Neil H. Offen	117,500	164,443	—	281,943
Thomas R. Pisano	134,000	164,443	—	298,443
Zheqing (Simon) Shen	90,500	164,443	—	254,943
Edwina D. Woodbury	134,000	164,443	—	298,443
Steven J. Lund	—	—	1,255,061(3)	1,255,061

(1)
On June 7, 2018, each of the directors listed above except for Mr. Lund was granted 2,041 restricted stock units, which will vest on April 30, 2019. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units and do not represent amounts actually received by the director. For this purpose, the value of the restricted stock units is discounted to reflect that no dividends are paid prior to vesting.

The outstanding stock and option awards held at December 31, 2018 by each of the listed individuals are as follows:

Name	Stock Awards	Option Awards
Nevin N. Andersen	2,041	40,100
Daniel W. Campbell	2,041	25,000
Andrew D. Lipman	2,041	40,100
Neil H. Offen	2,041	25,000
Thomas R. Pisano	2,041	15,000
Zheqing (Simon) Shen	2,041	5,000
Edwina D. Woodbury	2,041	5,000
Steven J. Lund	—	25,000

(2)	This column reports our incremental cost for providing perquisites and other personal benefits to those directors whose total was at least $10,000, as well as other forms of compensation.

(3)
Consists of Mr. Lund’s compensation as an employee of the company for 2018, including a salary of $550,000; cash incentive plan bonuses of $623,525; a discretionary holiday bonus of $23,667; and other compensation of $57,869, including $31,692 in spouse travel ($4,346 of which was to a sales force event where his spouse was expected to attend and help entertain and participate in events with our sales force and their spouses), $11,000 in 401(k) contributions, $4,768 in life insurance premiums, company products, home security monitoring and AAA membership.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs and compensation decisions in 2018 for our named executive officers (“NEOs”), who for 2018 were:

Ritch N. Wood	Chief Executive Officer
Ryan S. Napierski	President
Mark H. Lawrence	Executive Vice President and Chief Financial Officer
Joseph Y. Chang	Executive Vice President of Product Development and Chief Scientific Officer
D. Matthew Dorny	Executive Vice President, General Counsel and Secretary

Executive Summary

2018 Business Performance Highlights

Our business generated strong growth in 2018. Our revenue grew 18%, to $2.68 billion, with growth coming from all but one of our seven segments. Our customer-acquisition strategy resulted in 16% growth in our customer base, and while our sales leader numbers declined 10% year-over-year following the introduction of our ageLOC LumiSpa skin treatment and cleansing device in the fourth quarter of 2017, we achieved 16% growth in sales leaders since the first quarter of 2018.

The success we achieved in 2018 was driven by our growth strategy that focuses on three key elements:

−	Engaging platforms. Our Sales Leaders continued to have success with social sharing initiatives, particularly in our Americas/Pacific, Southeast Asia and EMEA segments.

−
Enabling products. LumiSpa continues to generate strong sales and sales force engagement, particularly in our Mainland China, Southeast Asia and Americas/Pacific segments. This product generated more than $250 million of our 2018 revenue.

−	Empowering programs. We believe our Velocity sales compensation program enhancements, which we have rolled out to most of our markets, helped drive increases in customer and sales leader activity.

Our business’s success in 2018 reflects management’s strong motivation to achieve revenue growth and expand our customer base. Our executive compensation program and the pay-for-performance incentives that are built into it are key drivers of management’s motivation.

Although our one-year total stockholder return (“TSR”) was negative for 2018, it exceeded our peer median, and our three-year TSR for 2016–2018 was +21% and exceeded the 75th percentile of our peer group.

2018 Compensation Highlights

This CD&A discusses, among other things, the following highlights of our executive compensation in 2018:

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Continued Achievement of Rigorous Performance Goals. Our NEOs earned performance-based compensation during 2018 based on the achievement of rigorous performance goals. Certain performance-based equity awards were earned above target levels based on achievement of adjusted EPS goals. Cash incentive awards were earned at 189% of target based on achievement of adjusted revenue and adjusted operating income goals.

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Stockholder Outreach. Following an extensive stockholder outreach process in the second half of 2017 to solicit feedback on the design of our compensation program, our 2018 say-on-pay vote obtained 98% approval, compared to 51% in 2017. We believe our outreach process contributed to this improved outcome. We continued our stockholder outreach process in 2018.

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Increased Mix of Performance-Based Equity Granted. Our 2018 equity awards granted to NEOs were 81% performance-based (based on grant date fair value), compared to 60% in 2017 and 36% in 2016. By increasing the mix of performance-based equity granted in 2018, the Committee sought to ensure a three-year average mix of approximately 60% for the 2016–2018 compensation program. Going forward, the Committee generally plans to use an equity mix of approximately 60% performance-based awards.

−
Elimination of Quarterly Bonuses. During 2018, we determined to eliminate quarterly cash incentive bonuses for our NEOs, effective in 2019. With this change, cash incentive bonuses for our NEOs will be paid only on achievement of annual performance goals to encourage focus on our business’s longer-term success.

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Change in Peer Group. During 2018, we eliminated four companies from our peer group that were larger than the median, thereby reducing the peer group’s median revenue and market capitalization and more closely aligning Nu Skin’s size with peer group median. This change improves the scale of the companies in our peer group and better aligns the compensation data that is used in our compensation evaluations with our company’s size.

Our Commitment to Pay for Performance

The primary objectives of our executive compensation program are: (1) to successfully recruit, motivate and retain experienced and talented executives; and (2) to ensure pay for performance through the use of incentives that (a) are tied to corporate and individual performance, (b) align the financial interests of our executives with those of our stockholders and (c) drive superior stockholder value. The program, which is administered by our Executive Compensation Committee, is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Our NEOs’ 2018 compensation was divided into variable compensation (cash incentive bonuses and equity awards) and fixed compensation (salary, annual holiday bonus and all other compensation) as follows:

The following table describes the metrics upon which NEOs earn the performance-based components of variable compensation.

Cash Incentive Bonuses 30% of Mr. Wood’s 2018 Compensation		Performance-Based Equity 42% of Mr. Wood’s 2018 Compensation
Quarterly and Annual Incentive (Quarterly Component Eliminated in 2019 Program)		Long-Term Incentive
Metric: Adjusted revenue	Metric: Adjusted operating income	Metric: Adjusted EPS
50% weighting	50% weighting	100% weighting
Incentivizes business growth	Incentivizes profitability and control of expenses	Aligns management with stockholders’ interests Provides a balance to the top-line and operating-income metrics in the cash incentive bonus program
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2018 and other unusual impacts at the Committee’s discretion.

Adjusted EPS is adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2018 and other items that are unusual, non-recurring or outside of management’s control.

In addition to these components, 10% of Mr. Wood’s 2018 compensation consisted of time-based equity awards, for which the value ultimately realized is based on our stock price.

Consistent with our commitment to pay for performance and our financial results, the following performance-contingent compensation was earned in 2018 based on the achievement of rigorous performance goals:

Performance-Based Award	Percent of Target Earned
2018 Cash Incentive Bonus(1)	189%
2016 Equity Awards – Tranche 3(2)	58%
2017 Equity Awards – Tranche 2(2)	114%
2018 Equity Awards – Tranche 1(2)	121%

(1)	Contingent on 2018 quarterly and full-year adjusted revenue and adjusted operating income.

(2)	Represents the tranches of the respective three-year awards that were contingent on 2018 adjusted EPS, as determined at the time of grant.

Overview of 2016–2018 Compensation Program

2018 was the final year of a three-year executive compensation program that the Committee devised in 2016. This program frontloaded a portion of 2017 and 2018 equity compensation into 2016 compensation to motivate the acceleration of our turnaround efforts following the 2014 disruption of our business in Mainland China. A summary of our 2016–2018 compensation program as it was originally designed is as follows:

Objectives
−     Provide an incentive for continued improvement of financial results
−     Retain and motivate executives at a time when metrics-based compensation had not been earned for two years and outstanding stock options were severely underwater

Award Size
−     In aggregate, the annual equity grant levels in 2017 and 2018 approximate the peer group median
−     Frontloaded grant in 2016 moves three-year positioning to approximately the 75th percentile of peer group if aggressive, pre-established performance goals are achieved

Award Mix
−     Awards delivered in a mix of time- and performance-based equity
−     2016 awards approximately 65% time-based and 35% performance-based
−     2017 and 2018 awards were originally intended to be approximately 60% performance-based such that over the three-year period, the aggregate mix of awards would be 50% performance-based

Performance Goals
−     Measures adjusted EPS over three years
−     Goals for all three one-year periods established up-front, at the time of grant
−     Awards granted in 2016, 2017 and 2018: Minimum goal for each year 1 required growth over prior year’s actual results; minimum goals for years 2 and 3 required performance at least as high as year 1 and 2 targets, respectively

In practice, we generally adhered to the 2016–2018 compensation program, except that (1) 2017 awards granted to Messrs. Wood and Lawrence were less than 60% performance-based due to these individuals’ awards related to their promotion or hire; and (2) in response to stockholder feedback, 2018 equity awards were 81% performance-based. With this increase in performance-based equity in 2018, the three-year average of all of the NEOs exceeded the original target of 50% performance-based and was close to the Committee’s intended go-forward equity weighting of 60% performance-based equity and 40% time-based equity. See “Key Changes to the Compensation Program In 2018–2019” for more detail.

2018 Say-on-Pay Vote

At our 2018 annual meeting of stockholders, 98% of the votes cast were in favor of our executive compensation program, compared to 51% in the previous year. When designing our 2019 executive compensation program, the Committee considered, among other things, the 2018 voting results and other feedback we received from our stockholders, which were viewed as supportive of our pay philosophy, incentive framework and, in particular, the changes made to the executive compensation program in response to the 2017 voting results.

Stockholder Outreach

Continuing a stockholder-outreach process that we initiated in 2017, during 2018 we reached out to investors representing approximately 43% of our outstanding shares, generally covering holders of at least 1% of our outstanding shares. We value the input of our stockholders, and the outreach process is an opportunity to:

−
Solicit our stockholders’ feedback and better understand their perspectives on executive compensation so that the Committee can take those philosophies into account as it evaluates possible program changes;

−	Answer any questions that stockholders may have with respect to our existing programs and practices or past decisions; and

−	Establish a platform for ongoing dialogue with our stockholders.

Key Changes to the Compensation Program In 2018–2019

The following table identifies the changes made to our executive compensation program in 2018–2019 and the primary reasons for each.

Cash Incentive Bonus Program
Eliminated quarterly cash incentive bonuses in 2019	Reasons for change
− Cash incentive bonuses for our NEOs will be paid only on achievement of annual performance goals − Target bonus amounts were previously divided equally between quarterly and annual goals	− Encourage focus on longer-term success of business − More consistent with peer group practices
Equity Awards
Increased mix of performance-based awards	Reasons for change

−        As originally designed under the 2016–2018 compensation program, 2018 awards were to be approximately 60% performance-based (based on grant value) to deliver an average mix of 50% performance-based awards over the three years

−        In response to stockholder feedback, the Committee decided to increase 2018 awards to approximately 80% performance-based, bringing the three-year average mix to approximately 60% performance-based

−        Going forward, the Committee generally plans to continue with an equity mix of approximately 60% performance-based awards

− Further align executive and stockholder interests − Consistent with pay-for-performance philosophy − Responsive to stockholder feedback
Increased emphasis on pay for performance in 2019	Reasons for change

−        2019 performance-based awards include an additional achievement level (above the current “stretch” level) that, if achieved, would provide the opportunity to vest at 200% of target (previous maximum payout was 150% for “stretch”)

−        The Committee established EPS growth goals for this “super stretch” achievement that exceed peer historical 75th-percentile growth
− Further align executive and stockholder interests − Increased reward for high performance without additional expense at time of grant

2018 Peer Group
Eliminated four companies above the peer-median revenue and one company with insufficient business similarities in 2018	Reasons for change

−        Eliminated Coty, Ulta Beauty, Spectrum Brands and Darling Ingredients – all above peer median for revenue

−        Eliminated Tempur Sealy – product and business focus not sufficiently similar to our company

−        Improves scale of companies relative to Nu Skin; these changes reduced the peer group’s median revenue and market capitalization

−        Proactive change to better align compensation data with our company’s size

Other
Adopted Executive Severance Policy in 2018	Reasons for change

−        Provides payment to executives upon termination if in connection with change in control, without cause, or by executive with good reason

−        No payment if terminated for cause

−        No payment if executive voluntarily resigns or retires unless company elects to enforce non-compete covenant

−        NEOs did not have employment agreements, other than Mr. Chang, creating unpredictability for our company and NEOs

−        Provides predictability of payments without burden of individual negotiation for each executive

−       Severance provisions for NEOs are competitive with peer companies

Updated Equity Retention Guidelines in 2018	Reasons for change
− Replaced fixed-share ownership levels with multiple-of-salary ownership levels (CEO 6x salary; other NEOs 2.5x salary)

−        More consistent with peer group practices

−        Number of shares automatically adjusts with stock price, whereas fixed-share approach was overly burdensome when stock price was high and below market when stock price was low

Elimination of discretionary holiday bonus in 2019	Reasons for change
− Eliminated annual holiday bonus for executives, effective in 2019 − This bonus had historically been paid annually to all corporate employees in an amount equal to approximately two weeks of salary	− Simplify the design, administration and transparency of the incentive program

The frontloading feature that was central to the 2016–2018 compensation program—whereby a portion of 2017 and 2018 equity compensation was frontloaded in 2016—was intended as a one-time action, and the Committee does not intend to utilize this feature going forward.

Continuing Adherence to Compensation Governance Best Practices

We have a framework of strong corporate governance related to compensation, illustrated as follows:

What We Do	What We Don’t Do
✔      Link pay outcomes directly to company and share price performance in support of a pay for performance philosophy
✔      Utilize multiple, complementary incentive measures in the annual and long-term incentive plans that align with key drivers of stockholder value creation
✔      Utilize double-trigger change in control benefits
✔     Employ a comprehensive clawback policy
✔      Require robust equity retention for directors and executives
✔     Assess compensation risk annually
✔     Engage an independent compensation consultant

✗     No evergreen employment agreements
✗     No hedging or pledging of Nu Skin shares
✗     No excessive perquisites
✗     No excise tax gross-ups for NEOs
✗     No payment of current dividends on unvested equity
✗     No repricing of stock options without stockholder approval

Compensation Overview

Objectives

The primary objectives of our compensation program are to:

−	Successfully recruit, motivate and retain experienced and talented executives;

−	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term;

−	Align the financial interests of our executives with those of our stockholders; and

−	Drive superior stockholder value over the long-term.

The Committee, in consultation with management and the Committee’s independent advisors, oversees the executive compensation and benefits program for the company’s NEOs. The compensation program is comprised of a combination of base salary, an annual cash incentive and equity incentives, each intended to support the above-noted objectives.

Component of Compensation Program	Objective
Base Salary (Fixed Pay)	− Pay for role − Aids in recruitment and retention

Cash Incentive Plan (Short-Term Incentive)	− Pay for performance − Aligns with quarterly and annual operating achievement (quarterly component eliminated in 2019) − Aids in recruitment and retention

Equity Incentive Plan (Long-Term Incentive)	− Pay for performance − Aligns with stock price performance and multi-year operating achievement − Aids in recruitment and retention

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a small portion of their overall compensation.

2016–2018 Compensation Program

In 2016, the Committee devised a three-year executive compensation program that frontloaded a portion of 2017 and 2018 equity compensation into 2016 compensation to motivate the acceleration of our turnaround efforts following the 2014 disruption of our business in Mainland China and the attendant decline of top-line, bottom-line and share price performance.

The Committee’s decision to establish the 2016−2018 compensation program was in direct response to a perceived need to motivate and retain the executive team following the 2014 disruption of our business in Mainland China and with consideration of the following facts:

−
We had not paid cash incentive bonuses in 2014 or 2015, as performance in those years was below the pre-determined minimum performance levels due in part to the regulatory issues in Mainland China. (Mr. Napierski earned cash incentive bonuses related to the performance of the region he oversaw prior to becoming an executive officer during 2015.)

−
None of the performance-based equity awards that had been granted in 2013, 2014 or 2015 had vested based on 2014 or 2015 performance, which was below the pre-determined minimum performance levels due in part to the regulatory issues in Mainland China.

−	Executives had not received increases to base salary since 2014.

−	The President of Global Sales and Operations had resigned in the second half of 2015 to join another direct-selling company.

Both the frontloading of compensation in 2016 and the mix of compensation for 2016, 2017 and 2018 equity incentives were intended to:

−	Increase the retention hook on executives in the near-term by frontloading compensation and providing a greater-than-normal mix of time-based awards with the 2016 grant; and

−	Ensure that the subsequent awards would have both a greater-than-normal mix of performance-based awards that would reinforce the pay-for-performance orientation of our program.

At the time the 2016−2018 compensation program was established, it was the Committee’s intent that (1) grant date fair value of equity awards granted in 2016, 2017 and 2018 approximate, on average, the 75th percentile, and (2) the average mix of explicitly performance-based equity (i.e., equity tied to specific metrics and goals—in this case adjusted EPS) be approximately 50% of total equity awards.

The following charts illustrate the design of the equity component for each year in our 2016–2018 executive compensation program, as originally intended at the time the Committee adopted this program.

Some additional considerations regarding the three-year program are:

−
At the time the frontloaded grants were made in 2016, Messrs. Wood and Napierski were operating in more junior roles, and Mr. Lawrence had not yet joined the company. As such, the competitive positioning for these three NEOs’ equity compensation, based on their current roles, is generally below the original 75th-percentile target for their positions.

−
Even though the 2016 grants included a higher-than-typical percentage of time-based equity incentives, all such grants were made in the form of stock options, which only have value when value is created for stockholders.

−
All of the performance-based equity awards granted in 2016, 2017 and 2018 contained rigorous adjusted EPS targets that required continuous improvement for even a minimum level of incentive to be earned. See “Performance-Based Equity Awards—Goals and Vesting” below for additional details on the minimum, target and maximum goals established for 2016, 2017 and 2018.

Our executive compensation decisions for 2018 adhered to, or surpassed in some instances, the principles of our 2016–2018 compensation program outlined above.

−
Following the stockholder feedback in 2017, the Committee increased the performance-based equity weighting to approximately 80% for 2018 awards to bring the three-year average equity mix closer to 60% performance-based, rather than 50% as originally contemplated.

−	As contemplated in 2016, the grant value of the 2018 awards approximates the median in our peer group for most executive officers.

	2016		2017		2018
	Total Equity Awards ($)	Percentage Perf.- Based	Total Equity Awards ($)	Percentage Perf.- Based	Total Equity Awards ($)	Percentage Perf.- Based
Chief Executive Officer	8,411,816	35%	2,767,575	57%	3,158,618	81%
Chief Financial Officer	2,242,650	32%	935,731	44%	888,348	81%
Ryan S. Napierski	2,240,490	42%	1,363,339	64%	1,431,271	81%
Joseph Y. Chang	1,570,223	35%	715,071	70%	700,800	81%
D. Matthew Dorny	1,570,223	35%	715,071	70%	700,800	81%
Total	16,035,402	36%	6,496,786	60%	6,879,838	81%

Components of Compensation

For 2018, our NEOs’ compensation consisted of the following components:

Base Salary

Base salaries are provided to reflect each individual’s responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:

−	Current market practices and salary levels;

−	Each executive officer’s responsibilities, experience in their position and capabilities;

−	Individual performance and company performance;

−	The relative role and contribution of each NEO in the company;

−	Competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and

−	The recommendations of the CEO.

Base salaries for executive officers are typically reviewed annually, in the first quarter of each year. The Committee does not assign specific weights to the factors identified above but endeavors to establish base salaries that are competitive to attract and retain qualified and effective executive officers.

In the first quarter of 2018, the Committee reviewed the base salaries of each of the NEOs in connection with the established annual review process and determined to increase the salaries. The NEOs’ salaries, together with the prior salaries that were reviewed in the first quarter of 2018, are as follows:

Named Executive Officer	Prior Salary ($)	Adjusted Salary ($)	Increase ($)	Increase (%)
Ritch N. Wood	900,000	950,000	50,000	6%
Mark H. Lawrence	425,000	450,000	25,000	6%
Ryan S. Napierski	600,000	625,000	25,000	4%
Joseph Y. Chang	600,000	620,000	20,000	3%
D. Matthew Dorny	462,000	475,000	13,000	3%

In addition, each year, we have historically paid all corporate employees, including our NEOs, a holiday bonus in an amount equal to approximately two weeks of salary. However, the Committee has determined to eliminate these bonuses for NEOs beginning in 2019.

Cash Incentive Bonus

Consistent with our objective to tie a significant portion of the NEOs’ compensation to our financial performance, in 2018 we awarded performance-based cash incentive bonuses. We believe these bonuses motivate executive officers and reward them for achieving short-term operating performance levels.

To motivate continued improvement of our business performance, our 2018 goals were challenging. Growth over 2017 actual results was required for any cash incentive bonus to be earned for 2018 annual performance. The year-over-year growth rates associated with our adjusted revenue and adjusted operating income goal performance levels were 6.8% and 3.3%, respectively.

Based on our performance during 2018, the bonus earned in our executive cash incentive program was 189% of the aggregate target bonus for all incentive periods in the year, as our adjusted revenue grew 17.0% and our adjusted operating income grew 13.6%.

Metrics. Cash incentive bonuses are earned based on achievement of goals related to adjusted revenue and adjusted operating income. These two metrics are equally weighted because management is responsible for both growing the business and increasing profitability, including by controlling expenses.

Metric	Weighting	Purpose	How Calculated
Adjusted revenue	50%	Incentivizes business growth
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2018 and other unusual impacts at the Committee’s discretion.

Adjusted operating income	50%	Incentivizes profitability and control of expenses

Allocation Among Quarterly and Annual Bonus Periods. For 2018, our executive cash incentive program allocated 50% of the cash incentive bonus to annual performance levels and 50% to quarterly performance levels. Of the 50% attributable to quarterly performance, 12.5% was allocated to each quarter.

Cash Incentive Bonus Breakdown
Compensation Element	Q1	Q2	Q3	Q4	Annual	Total
Adjusted revenue	6.25%	6.25%	6.25%	6.25%	25.0%	50.0%
Adjusted operating income	6.25%	6.25%	6.25%	6.25%	25.0%	50.0%
Total	12.5%	12.5%	12.5%	12.5%	50.0%	100.0%

Beginning in 2019, the Committee eliminated quarterly bonuses from the executive cash incentive bonus program. As a result, cash incentive bonuses will be paid only on achievement of annual performance goals. We believe this change will encourage a greater focus on the longer-term success of the business and will make the company’s bonus program more consistent with peer group practices.

Target Bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a bonus equal to a pre-established percentage of salary, the “target bonus.” We set the target bonus as a percentage of base salary based on an executive officer’s position and responsibility and on market practices. The following table provides the target bonus percentage (as a percentage of salary) for each of our NEOs.

Named Executive Officer	2018 Target Bonus %
Ritch N. Wood	100%
Mark H. Lawrence	75%
Ryan S. Napierski	90%
Joseph Y. Chang	75%
D. Matthew Dorny	75%

Calculation of Bonus: Achievement of Performance Goals and Adjustment for Individual Performance. The precise percentage of target bonus that a participant will earn is based on the degree to which pre-determined performance levels are met or exceeded.

−	If actual results for a particular incentive period equal:

o	Goal performance levels – The bonus amount will be the participant’s target bonus amount for the incentive period.

o	Minimum performance levels – The bonus amount will be 50% of the participant’s target bonus amount for the incentive period.

o	Stretch performance levels – The bonus amount will be 200% of the participant’s target bonus amount for the incentive period.

−	Payouts are interpolated linearly if actual results fall between the minimum and goal measurement points or between the goal and stretch measurement points.

−	If the minimum adjusted operating income performance level is not met, no bonus is paid regardless of the adjusted revenue performance for that period.

−	If the minimum adjusted operating income performance level is met but the minimum adjusted revenue performance level is not, 25% of the target bonus for the incentive period is earned.

−
For adjusted revenue or adjusted operating income above the stretch performance levels in a given incentive period, as occurred during the fourth quarter of 2018, the bonus increases linearly above 200% of the target bonus, 1% for every 1% that performance exceeds the stretch performance level, until reaching 250% of the target bonus percentage.

−
However, although an earned bonus in a particular incentive period may separately exceed 200% of the associated target bonus, the aggregate quarterly and annual bonuses may not exceed 200% of the aggregate annual target bonus.

Notwithstanding the above methodology, the Committee may adjust an executive’s bonus based on factors it considers relevant, including individual performance and certain compliance-related objectives, except that a bonus will not exceed the maximum percentages outlined above. The Committee did not exercise this discretion with respect to 2018 bonuses.

Establishment of Performance Goals. In establishing the performance levels, the Committee considered various factors, including industry, market and peer estimated growth rates; our recent performance and current business plans; general business and economic conditions; business risks; and our company’s strategic objectives, which for 2018 included continued success with social-sharing initiatives, strong sales of our ageLOC LumiSpa skin treatment and cleansing device, and growth in the businesses we acquired during the first quarter of 2018.

After considering the above factors, the Committee set 2018 performance levels that reflected the following year-over-year growth rates:

−	The goal adjusted revenue performance level for the annual period in 2018 represented 6.8% constant-currency growth over 2017 results;

−	The goal adjusted operating income performance level represented 3.3% growth over 2017 results; and

−
Stretch performance levels are set at a level that the Committee considers to be extraordinary performance; the growth percentages associated with the stretch performance levels for adjusted revenue and adjusted operating income were 12.2% and 14.3% over 2017 results, respectively.

Our actual growth percentages over 2017 results were 17.0% for adjusted revenue and 13.6% for adjusted operating income.

2018 Goals, Performance and Payout. The table below sets forth the adjusted revenue and adjusted operating income performance levels for the incentive periods in 2018, the actual performance, the percentage of the goal performance levels achieved, and the percentage of the target bonus that was paid. We have included the growth over the prior-year period to help provide a clearer understanding of the performance levels under the incentive plan.

(dollar amounts in thousands)	Incentive Period
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Annual
Adjusted Revenue (50% weight)
Goal performance level(1)	$552,000	$605,000	$616,500	$661,500	$2,435,000
Constant-currency growth over prior-year results	10.6%	10.0%	9.4%	(0.7)%	6.8%
Actual performance(2)	$583,818	$682,028	$690,974	$710,133	$2,666,953
Constant-currency growth over prior-year results	17.0%	24.0%	22.6%	6.6%	17.0%
Percentage of goal performance level achieved	105.8%	112.7%	112.1%	107.4%	109.5%

Adjusted Operating Income (50% weight)
Goal performance level(3)	$56,800	$72,100	$74,100	$80,500	$283,500
Growth over prior-year results	22.8%	11.4%	15.1%	(18.8)%	3.3%
Actual performance(2)	$54,106	$76,948	$81,064	$99,551	$311,670
Growth over prior-year results	16.9%	18.9%	26.0%	0.5%	13.6%
Percentage of goal performance level achieved	95.2%	106.7%	109.4%	123.7%	109.9%

Percentage of Target Bonus Paid
Adjusted Revenue	200.8%	207.3%	206.7%	202.2%	204.3%
Adjusted Operating Income	52.8%	163.2%	188.2%	211.8%	193.3%
Total	126.8%	185.2%	197.4%	207.0%	198.8%

(1)
Minimum adjusted revenue performance levels for the four quarterly and annual periods were $531,900; $583,300; $593,400; $636,900 and $2,345,500, respectively. Stretch adjusted revenue performance levels were $579,300; $635,400; $647,800; $694,800 and $2,557,300, respectively.

(2)
Adjusted revenue and adjusted operating income are calculated on a constant-currency basis from the prior-year period. For the first quarter of 2018, we additionally excluded a charge associated with our acquisitions in that quarter, and for the fourth quarter and the annual period, we excluded the restructuring and impairment charges incurred in the fourth quarter of 2018.

(3)
Minimum adjusted operating income performance levels for the four quarterly and annual periods were $53,900; $68,500; $70,200; $76,300 and $269,000, respectively. Stretch adjusted operating income performance levels were $62,900; $79,800; $82,000; $89,000 and $313,700, respectively.

For 2018, the aggregate bonus earned was 189% of the aggregate target bonus for all incentive periods in the year.

As illustrated in the above table, the percentage of target bonus paid does not rise or fall 1% for every 1% increase or decrease in the percentage of goal performance level achieved. For example, for the annual period, we achieved 109.5% of our goal adjusted revenue level and paid 204.3% of the portion of target bonus that was based on adjusted revenue. Similarly, if our actual performance had fallen short of goal level, such as at 99% of goal adjusted revenue level, we would have paid less than 99% of the portion of target bonus that was based on adjusted revenue.

Calibration of Equity Awards

Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. To accomplish this objective, we tie a significant portion of our executive officers’ total compensation to our long-term stock performance through the grant of equity awards and to our equity retention guidelines, which require our executive officers to retain a specified amount of their equity. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors, such as:

−	Practices of peer companies;

−	Degree of responsibility for overall corporate performance;

−	Overall compensation levels;

−	Changes in position and/or responsibilities;

−	Individual performance;

−	Company performance;

−	Total stockholder return;

−	Degree of performance risk in the equity grant program;

−	Potential dilution of our overall equity grants;

−	Accumulated realized and unrealized value of past equity awards;

−	Associated expenses of equity awards;

−	The recommendations of the CEO; and

−	Data and context provided by our compensation consultant.

Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings (inclusive of stock sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.

Use of Performance-Based Equity Awards

Although we consider time-based stock options to be performance-based because the stock price must increase after the grant for value to be realized, we believe that the performance nature of our equity grants is further enhanced by making a meaningful portion of equity grants in the form of performance-contingent stock options that are earned for achieving multi-year performance goals. To align management with our stockholders’ interests, the performance goals are tied to adjusted EPS, measured as diluted EPS excluding extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2018 and other items that are unusual, non-recurring or outside of management’s control. The adjusted EPS metric also provides a balance to the top-line and operating-income metrics in the cash incentive bonus program.

As reflected in the following two tables, the equity awards granted to the NEOs in March 2018 were heavily weighted with performance-based awards, and the three-year average for 2016–2018 exceeded the original target of 50% performance-based and approximated the go-forward 60% weighting that the Committee adopted based on stockholder feedback.

			Percentage Perf.-Based
Named Executive Officer	Perf.-Based Stock Options (1)	Time- Based RSUs	Number of Awards	Grant Date Fair Value
Ritch N. Wood	103,518	8,889	92%	81%
Mark H. Lawrence	29,114	2,500	92%	81%
Ryan S. Napierski	46,907	4,028	92%	81%
Joseph Y. Chang	22,968	1,972	92%	81%
D. Matthew Dorny	22,968	1,972	92%	81%
	225,475	19,361	92%	81%

(1)
Reflects the number of shares of stock that become eligible for vesting or exercisable if performance is achieved at the goal performance level, the same number used for calculating grant date fair value for purposes of the Summary Compensation Table.

Percentage of Annual Equity Awards That Were Performance-Based
Named Executive Officer	Granted in 2018	2016–2018 Average
Ritch N. Wood	81%	59%
Mark H. Lawrence	81%	62%
Ryan S. Napierski	81%	59%
Joseph Y. Chang	81%	54%
D. Matthew Dorny	81%	54%
	81%	58%

The terms of the performance-based equity awards that were granted in 2016, 2017 and 2018 give NEOs the opportunity to earn up to 150% of their target award if performance meets certain pre-defined “stretch” levels. Consistent with our historical practice, NEOs earn 100% of their target award if performance is at goal level, and they earn 50% of their target award if performance is at the minimum level. In addition, the performance-based equity awards are divided into three equal tranches. The three tranches are contingent on performance over the year of the grant and the two following years, respectively. Although the grants measure three one-year periods, the goals for all three years are established up front at the time of grant to ensure a longer-term orientation without the “reset” of goals each year. For the awards granted in February 2019, the Committee maintained this structure and also added an additional opportunity for the awards to vest at up to 200% of target if performance exceeds the existing “stretch” levels.

Performance-Based Equity Awards – Goals and Vesting

Our performance-based equity awards granted in the past several years have required continuous improvement in adjusted EPS results. They have been structured with three tranches, with vesting contingent on the achievement of adjusted EPS goals in the year of grant and in each of the two following years. The goals for all three of these one-year periods are set at the time of grant.

Awards Under 2016–2018 Compensation Program. As illustrated in the table below, for performance-based equity awards granted in 2016, 2017 and 2018, the minimum goals for the year of grant required growth over the previous year’s actual adjusted EPS, and the minimum goals for the two subsequent years required adjusted EPS to be at or above the respective prior years’ target adjusted EPS.

	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2016 Award

➢ 2015 Adjusted EPS: 2.25(1)

2016 Adjusted EPS Tranche	2.79	3.00	3.30	3.01(2)	102%
2017 Adjusted EPS Tranche	3.01	3.24	3.56	3.23(3)	98%
2018 Adjusted EPS Tranche	3.25	3.50	3.85	3.29(4)	58%

2017 Award

➢ 2016 Adjusted EPS: 3.01(2)

2017 Adjusted EPS Tranche	3.05	3.26	3.50	3.23(3)	93%
2018 Adjusted EPS Tranche	3.30	3.52	3.85	3.61(5)	114%
2019 Adjusted EPS Tranche	3.56	3.80	4.15	n/a	n/a

2018 Award

➢ 2017 Adjusted EPS: 3.23(3)

2018 Adjusted EPS Tranche	3.33	3.52	3.73	3.61(5)	121%
2019 Adjusted EPS Tranche	3.52	3.70	3.92	n/a	n/a
2020 Adjusted EPS Tranche	3.70	3.88	4.11	n/a	n/a

(1)	No adjustments were made to our 2015 reported EPS of $2.25.

(2)
As compared to our 2016 reported EPS of $2.55, our adjusted EPS reflects adjustments of $0.36 from our Japan customs expense in the first quarter of 2016 and $0.10 from a tax charge related to the enactment of a new U.S. tax regulation in December 2016.

(3)	As compared to our 2017 reported EPS of $2.36, our adjusted EPS reflects an adjustment of $0.87 to reflect the net impact of the recent tax reform legislation in the United States.

(4)
As compared to our 2018 reported EPS of $2.16, our adjusted EPS under the awards granted in 2016 reflects adjustments totaling $1.13 from a charge associated with the conversion of our convertible notes in the first quarter of 2018, adoption of the new revenue standard under U.S. GAAP, and the impairment charges incurred in the fourth quarter of 2018. These adjustments were permitted by the terms of the awards granted in 2016.

(5)
As compared to our 2018 reported EPS of $2.16, our adjusted EPS under the awards granted in 2017 and 2018 reflects adjustments totaling $1.45 from the same items noted in footnote 4, both a gain and a charge associated with the acquisitions in the first quarter of 2018 and the restructuring charges incurred in the fourth quarter of 2018. These adjustments were permitted by the terms of the awards granted in 2017 and 2018.

Retirement and Other Post-Termination Benefits

Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We make a limited matching contribution for our employees, including NEOs, under the 401(k) plan but do not make any matching contributions for NEOs under the deferred compensation plan. We generally make a discretionary contribution (historically 10% of each executive officer’s salary) to each NEO’s deferred compensation plan account. Discretionary contributions to an executive officer’s deferred compensation plan account vest 50% at 10 years of service and 5% each year thereafter. Vested company contributions in the deferred compensation plan may be subject to forfeiture.

As more fully described and quantified below in “Executive Compensation Tables and Accompanying Narrative—Narrative to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreement with Mr. Chang” and in the table titled “Potential Payments Upon Termination or Change in Control,” we have an executive employment agreement with Mr. Chang that provides for certain change in control and termination benefits. In addition, in March 2018, the Committee adopted an Executive Severance Policy that applies to our NEOs, other than Mr. Chang because his employment agreement with the company provides severance benefits. We do not provide excise tax gross-up protection to any of our NEOs. Any cash severance payment under these arrangements or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of our company and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.

Perquisites and Other Personal Benefits

We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-provided vehicles, properties, sporting event tickets, company products and sales force event-related spouse travel. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders. Mr. Napierski additionally received tax payments associated with income received as a result of his former expatriate assignment. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.

Process for Determining Compensation

Role of Executive Compensation Committee and Chief Executive Officer

The Committee is responsible for establishing and administering our executive compensation program. The Committee, together with the Nominating and Corporate Governance Committee, is responsible for evaluating the performance of the Chairman and of the CEO. The Committee is then responsible for setting their compensation. The Committee has delegated to the CEO the responsibility for evaluating the performance of the other executive officers and sharing those evaluations with the Committee. The CEO can also make recommendations to the Committee with regard to the compensation packages for other executive officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.

Role of Compensation Consultant

The Committee has retained the services of Semler Brossy Consulting Group LLC as its independent compensation consultant to assist in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices. During 2018, Semler Brossy did not perform any work for us outside of the services performed for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation.

The Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has concluded that Semler Brossy is independent from the company and has no conflicts of interest related to its engagement by the Committee.

Use of Competitive Data

The Committee uses peer group information in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry and are similar in size to us.

The Committee reviews and updates the peer group from time to time to ensure it is utilizing an appropriate group in terms of size and relevance. Following such a review, in 2018 the Committee determined to update the peer group such that it would include fewer companies larger than 200% of our revenue and market capitalization, position Nu Skin closer to the peer median for revenue, and make the group represent our company’s most direct competitors from a business-model and product-focus perspective. The newly constituted peer group was used in making compensation decisions for 2018, and it consists of the following companies:

− Avon Products, Inc.	− Prestige Brands Holdings, Inc.(2)
− Church & Dwight Co., Inc.	− Primerica, Inc.
− Edgewell Personal Care Company	− Revlon, Inc.
− GNC Holdings, Inc.	− Sally Beauty Holdings, Inc.
− The Hain Celestial Group, Inc.	− Sensient Technologies Corporation
− Helen of Troy Limited	− Tupperware Brands Corporation
− Herbalife Ltd.(1)	− USANA Health Sciences, Inc.
− International Flavors & Fragrances Inc.

(1)	Name changed to Herbalife Nutrition Ltd. in April 2018.

(2)	Name changed to Prestige Consumer Healthcare Inc. in August 2018.

Mix of Compensation

When the Committee reviews an executive officer’s compensation, it does not use a specific formula or allocation target to establish the level or mix of total compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.

The Committee also reviews each executive officer’s total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.

Risks Arising From Compensation Policies and Practices

In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, our management considered the following factors:

−
Our compensation programs are market driven and balance short-term incentives with significant long-term equity incentives. Performance equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our equity retention guidelines help to ensure that a portion of our executives’ equity incentives remains tied to our long-term performance.

−
Our global cash incentive compensation is based on revenue and profitability, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, as opposed to other credit arrangements, which minimizes risk associated with our revenue-based incentives. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

−	A substantial portion of compensation is provided in the form of long-term equity incentives with multi-year vesting.

−
We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Other Compensation-Related Governance

Clawback Policy

Our equity incentive awards contain clawback or recoupment provisions that allow the Committee to recover an executive’s gains from the exercise or vesting of such awards in case of a financial restatement or if an executive materially breaches certain obligations or covenants, including non-competition and non-solicitation covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the exercise or vesting of cash and equity awards during the twelve months preceding the act or anytime thereafter.

Pursuant to the terms of our Second Amended and Restated 2010 Omnibus Incentive Plan, any and all awards granted thereunder will be cancelled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity or material misconduct that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee.

In addition, all compensation awarded under our current and prior incentive plans will be subject to recovery or other penalties pursuant to (i) any future clawback policy of the company, as may be adopted or amended from time to time, and (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto.

Equity Retention Guidelines

Our equity retention guidelines are designed to motivate our executive officers and directors to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines require executive officers and directors to retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares having a value equal to a multiple of his or her base salary (for executives) or annual cash retainer (for non-management directors), as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6.0
Other Executives	2.5
Non-Employee Directors	5.0

The ownership levels are phased in over five years from January 1 of the year following the date of appointment or election to one’s position as an executive officer or director. In determining whether an executive officer or director satisfies the designated ownership levels, we count shares owned outright or beneficially by the individual or an immediate family member residing in the same household, as well as a portion of the individual’s unvested time-based restricted stock units. We do not count vested or unvested options.

As of March 31, 2019, all of our NEOs and directors were retaining equity awards consistent with the guidelines, and all of our NEOs and directors who had served in their positions for the five-year phase-in period owned the amount of stock designated for their job positions.

Indemnification and Advancement of Expenses

We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.

Tax Limitations on Deductibility

Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which include the CEO, CFO and our three other most highly-compensated NEOs, as well as any other individuals who were covered employees in any prior tax year after 2016). While the Committee has generally taken into consideration the tax deductibility of executive compensation, the Committee believes that the primary purpose of our compensation program is to support our business strategy and the long-term interests of our stockholders. Therefore, the Committee has maintained the flexibility to award compensation that may not be tax deductible if doing so furthers the objectives of our executive compensation program.

Under the U.S. tax reform legislation that was enacted in December 2017, the definition of “covered employee” was expanded to include the CFO and covered employees from previous tax years. In addition, the exception to the Section 162(m) deduction limit for performance-based compensation was repealed for tax years beginning after December 31, 2017, subject to certain transition rules. Despite these new limits on the deductibility of performance-based compensation, the Committee continues to believe that a significant portion of our NEOs’ compensation should be tied to performance, and it designed our 2018 and 2019 executive compensation programs accordingly. We currently expect that any compensation amounts over $1 million paid to any covered employee will no longer be deductible unless they qualify for transition relief applicable to certain arrangements in place as of November 2017.

Executive Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas R. Pisano, Chairman
Daniel W. Campbell
Andrew D. Lipman
Neil H. Offen

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

Summary Compensation Table

The following table summarizes the total compensation of each of the named executive officers (“NEOs”) for 2016, 2017 and 2018, as calculated in accordance with SEC rules. The amounts in the “Stock Awards” and “Option Awards” columns do not necessarily reflect the amounts actually earned by the NEOs because they include performance-based equity awards that were granted during the respective year regardless of whether and when they are ultimately earned, based on company performance.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Ritch N. Wood Chief Executive Officer	2018	941,667	40,333	611,385	2,547,233	1,794,993	129,999	6,065,610
	2017	840,000	38,250	1,187,424	1,580,151	525,468	129,354	4,300,647
	2016	564,117	24,500	—	2,242,650	130,492	93,955	3,055,714

Mark H. Lawrence Executive VP and Chief Financial Officer	2018	445,833	19,500	171,950	716,400	637,694	73,682	2,065,059
	2017	326,128	15,507	521,074	414,657	170,127	203,675	1,651,168

Ryan S. Napierski President	2018	620,833	26,792	277,046	1,154,226	1,062,825	330,815	3,472,537
	2017	594,318	25,750	490,048	873,291	321,223	1,069,922	3,374,552
	2016	660,000	27,833	277,899	1,962,592	114,466	1,117,320	4,160,109

Joseph Y. Chang Executive VP of Product Dev. and Chief Scientific Officer	2018	616,667	26,583	135,634	565,166	878,602	108,417	2,331,069
	2017	599,167	27,750	212,040	503,031	271,812	101,897	1,715,697
	2016	591,667	25,542	—	1,570,223	136,215	92,490	2,416,137

D. Matthew Dorny Executive VP, General Counsel and Secretary	2018	472,833	22,542	135,634	565,166	673,123	67,260	1,936,558
	2017	458,333	20,000	212,040	503,031	209,295	77,340	1,480,039
	2016	440,000	19,083	—	1,570,223	100,730	81,172	2,211,207

(1)
Messrs. Lawrence, Napierski, Chang and Dorny deferred a portion of their salaries under our nonqualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation – 2018 table. Each of the NEOs also contributed a portion of his salary to our 401(k) retirement savings plan.

(2)
The amounts reported in this column include gift payments that we have historically made to all corporate employees as year-end holiday gifts in the form of a gift certificate or other arrangement, and cash in an amount equal to a percentage of each employee’s base salary (approximately two weeks of salary). Mr. Dorny’s amount also includes a bonus of $2,000 for reaching a years-of-service milestone.

(3)
The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the NEOs. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2018.

The aggregate grant date fair value of the 2018 performance-based option awards, assuming achievement of the maximum performance level, would be: Mr. Wood – $3,820,849; Mr. Lawrence – $1,074,622; Mr. Napierski – $1,731,325; Mr. Chang – $847,749; and Mr. Dorny – $847,749.

(4)
See “Executive Compensation: Compensation Discussion and Analysis—Cash Incentive Bonus” for information regarding the amounts reported in this column. Messrs. Lawrence, Napierski and Dorny deferred a portion of their incentive bonuses under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2018 table.

(5)	The following table describes the components of the All Other Compensation column for 2018 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(a)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(b)	Other ($)(c)	Total ($)
Ritch N. Wood	93,750	1,293	11,000	22,828	1,128	129,999
Mark H. Lawrence	44,375	1,165	11,000	15,826	1,316	73,682
Ryan S. Napierski	61,875	234,242	11,000	23,113	584	330,815
Joseph Y. Chang	61,500	1,727	11,000	15,210	18,981	108,417
D. Matthew Dorny	47,175	—	11,000	8,069	1,016	67,260

(a)
This column reports amounts reimbursed by us for the payment of taxes with respect to travel of the NEOs’ spouses to a sales force event where the spouse was expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected not to pay the income taxes associated with non-business related perquisites. This column also includes tax payments associated with Mr. Napierski’s income received as a result of his former expatriate assignment. For further discussion regarding tax payments, see “Executive Compensation: Compensation Discussion and Analysis—Perquisites and Other Personal Benefits.” Portions of Mr. Napierski’s tax payments were paid in Japanese yen. The amounts were converted to U.S. dollars using a weighted average exchange rate for the month in which the payment was made. During 2018, these exchange rates ranged from 106.09 to 113.36 Japanese yen per U.S. dollar.

(b)
This column reports our incremental cost for perquisites and personal benefits provided to the NEOs. In 2018, these included the personal use of company-provided vehicles and properties, AAA membership, sporting event tickets, company products, tax-planning advice, and spouse travel to a sales force event where the spouse was expected to attend and help entertain and participate in events with our sales force and their spouses.

(c)
This column includes premiums paid to obtain long-term disability insurance, as well as term life insurance with coverage, as of December 31, 2018, of $750,000 for Messrs. Wood, Lawrence, Chang and Dorny and $500,000 for Mr. Napierski. Our incremental cost for Mr. Chang’s term life insurance policy was $18,981.

Grants of Plan-Based Awards – 2018

The following table provides information about equity and non‑equity awards granted to each NEO in 2018.

		Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Ritch N. Wood
	3/8/2018	—	—	—	51,759	103,518	155,277	—	71.99	2,547,233
	3/8/2018	—	—	—	—	—	—	8,889	—	611,385
	N/A	237,500	950,000	1,900,000	—	—	—	—	—	—

Mark H. Lawrence
	3/8/2018	—	—	—	14,557	29,114	43,672	—	71.99	716,400
	3/8/2018	—	—	—	—	—	—	2,500	—	171,950
	N/A	84,375	337,500	675,000	—	—	—	—	—	—

Ryan S. Napierski
	3/8/2018	—	—	—	23,454	46,907	70,360	—	71.99	1,154,226
	3/8/2018	—	—	—	—	—	—	4,028	—	277,046
	N/A	140,625	562,500	1,125,000	—	—	—	—	—	—

Joseph Y. Chang
	3/8/2018	—	—	—	11,484	22,968	34,452	—	71.99	565,166
	3/8/2018	—	—	—	—	—	—	1,972	—	135,634
	N/A	116,250	465,000	930,000	—	—	—	—	—	—

D. Matthew Dorny
	3/8/2018	—	—	—	11,484	22,968	34,452	—	71.99	565,166
	3/8/2018	—	—	—	—	—	—	1,972	—	135,634
	N/A	89,063	356,250	712,500	—	—	—	—	—	—

(1)
The amounts reported in these columns reflect potential payouts for 2018 under our cash incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target and Max columns reflect the potential payout if all company performance metrics were at goal and stretch performance levels, respectively.

(2)
The awards reported in these columns are performance-based stock options granted under our Second Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in these columns reflect the potential number of options that become eligible for vesting or exercisable pursuant to these performance equity awards if certain financial metrics are achieved. The amounts reported in the Threshold, Target and Max columns for each award reflect the potential number of options that become eligible for vesting or exercisable if performance is at the minimum, goal and maximum levels, respectively.

(3)	This column shows the exercise price for the stock option awards, which is the closing price of our stock on the date of the grant.

(4)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2018.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Mr. Chang

We have an executive employment agreement with Mr. Chang. Among other things, this agreement provides that:

−
Time-based equity awards granted to Mr. Chang will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

−	No excise tax protections will be provided for termination payments;

−	Mr. Chang will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;

−	Mr. Chang will be entitled to certain termination payments, as described in “Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control” below.

Performance Awards

For information on the terms of the equity and non-equity performance awards that were granted to NEOs during 2018, see “Executive Compensation: Compensation Discussion and Analysis” and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2018 table.

Outstanding Equity Awards at Fiscal Year-End – 2018

The following table provides information on each NEO’s holdings of equity awards as of December 31, 2018.

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Ritch N. Wood
SO	2/9/2012	13,750	—	—	54.08	2/9/2019	—	—	—	—
PSO	2/9/2012	17,500	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	13,750	—	—	41.49	8/31/2019	—	—	—	—
SO	2/15/2013	13,750	—	—	41.27	2/15/2020	—	—	—	—
PSO	2/15/2013	8,750	—	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	13,750	—	—	131.52	12/9/2020	—	—	—	—
SO	3 /31/2014	6,800	—	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	6,800	—	—	39.51	12/17/2021	—	—	—	—
SO	3/10/2015	5,100	1,700	—	54.97	3/10/2022	—	—	—	—
SO	12/18/2015	5,100	1,700	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	68,300	68,300	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	42,267	—	21,134	30.63	3/2/2023	—	—	—	—
PSO	3/4/2017	26,195	—	84,501	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	18,900	1,159,137	—	—
PSO	3/8/2018	—	—	155,277	71.99	3/8/2025	—	—	—	—
RSU	3/8/2018	—	—	—	—	—	8,889	545,162	—	—

Mark H. Lawrence
PSO	3/27/2017	6,479	—	20,901	54.23	3/27/2024	—	—	—	—
RSU	3/27/2017	—	—	—	—	—	6,150	377,180	—	—
PSO	3/8/2018	—	—	43,671	71.99	3/8/2025	—	—	—	—
RSU	3/8/2018	—	—	—	—	—	2,500	153,325	—	—

Ryan S. Napierski
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
RSU	2/11/2015	—	—	—	—	—	1,500	91,995	—	—
SO	12/18/2015	5,100	1,700	—	37.58	12/18/2022	—	—	—	—
SO	12/18/2015	37,500	12,500	—	37.58	12/18/2022	—	—	—	—
RSU	12/18/2015	—	—	—	—	—	625	38,331	—	—
SO	3/2/2016	47,900	57,900	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	39,467	—	19,734	30.63	3/2/2023	—	—	—	—
PRSU	3/2/2016	—	—	—	—	—	—	—	3,334	204,474
PSO	3/4/2017	14,477	—	46,701	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	7,800	478,374	—	—
PSO	3/8/2018	—	—	70,361	71.99	3/8/2025	—	—	—	—
RSU	3/8/2018	—	—	—	—	—	4,028	247,037	—	—

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Joseph Y. Chang
PSO	2/9/2012	7,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/15/2013	5,900	—	—	41.27	2/15/2020	—	—	—	—
PSO	2/15/2013	3,750	—	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	6,250	—	—	131.52	12/9/2020	—	—	—	—
SO	3/31/2014	6,800	—	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	6,800	—	—	39.51	12/17/2021	—	—	—	—
SO	3/10/2015	5,100	1,700	—	54.97	3/10/2022	—	—	—	—
SO	12/18/2015	5,100	1,700	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	45,300	45,300	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	32,934	—	16,467	30.63	3/2/2023	—	—	—	—
PSO	3/4/2017	8,339	—	26,901	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	3,375	206,989	—	—
PSO	3/8/2018	—	—	34,452	71.99	3/8/2025	—	—	—	—
RSU	3/8/2018	—	—	—	—	—	1,972	120,943	—	—

D. Matthew Dorny
SO	2/9/2012	6,250	—	—	54.08	2/9/2019	—	—	—	—
PSO	2/9/2012	7,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/15/2013	6,250	—	—	41.27	2/15/2020	—	—	—	—
PSO	2/15/2013	3,750	—	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	6,250	—	—	131.52	12/9/2020	—	—	—	—
SO	3/31/2014	5,000	—	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	4,900	—	—	39.51	12/17/2021	—	—	—	—
SO	3/10/2015	3,750	1,250	—	54.97	3/10/2022	—	—	—	—
SO	12/18/2015	4,500	1,500	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	25,300	45,300	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	32,934	—	16,467	30.63	3/2/2023	—	—	—	—
PSO	3/4/2017	8,339	—	26,901	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	3,375	206,989	—	—
PSO	3/8/2018	—	—	34,452	71.99	3/8/2025	—	—	—	—
RSU	3/8/2018	—	—	—	—	—	1,972	120,943	—	—

(1)	Award types are as follows: SO: Time-Based Stock Options RSU: Time-Based Restricted Stock Units PSO: Performance-Based Stock Options PRSU: Performance-Based Restricted Stock Units

(2)	Time-Based Stock Options

Grant Date	Vesting Schedule
3/10/2015 3/2/2016	Vest in four equal annual installments, the first of which vested on February 15 of the year following the grant.
12/18/2015	Vest in four equal annual installments, the first of which vested or will vest on August 15 of the year following the grant or, for Mr. Napierski’s award of 50,000 stock options, on September 8, 2016.

(3)	Performance-Based Stock Options

Grant Date	Vesting Schedule
7/15/2013
Vests in four equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. The first, second, third and fourth tranches are contingent on achievement of adjusted EPS of $6.00, $8.00, $10.00 and $12.00, respectively, over a rolling four-quarter period. Vesting occurs on the date the Committee approves the calculation of adjusted EPS for the respective tranche. Upon any change in control, the next unvested tranche shall be deemed to be vested immediately prior to such change in control, and any remaining unvested tranche shall be cancelled. The unvested portion of these performance stock options will be terminated if the adjusted EPS goals are not achieved based on performance through December 2019, or partially terminated earlier if the rolling four quarters’ adjusted EPS fail to reach certain thresholds after December 2016. Based on our performance through December 2018, the tranches that were contingent on achievement of adjusted EPS of $8.00, $10.00 and $12.00 terminated as of March 30, 2019, March 30, 2018 and March 30, 2017, respectively.

3/2/2016
Vests in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the date the Committee approves the calculation of adjusted EPS for the respective tranche. Vesting is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee’s approval of the calculation of adjusted EPS for such tranche. A portion of the first, second and third tranches vested based on adjusted EPS achieved in 2016, 2017 and 2018.

3/4/2017 3/27/2017
Vests in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for the respective tranche. Vesting is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for such tranche. A portion of the first and second tranches vested based on adjusted EPS achieved in 2017 and 2018. The portion of the third tranche that vests is determined by adjusted EPS reaching pre-determined levels in 2019.

3/8/2018
Vests in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for the respective tranche. Vesting is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for such tranche. A portion of the first tranche vested based on adjusted EPS achieved in 2018. The portions of the second and third tranches that vest are determined by adjusted EPS reaching pre-determined levels in 2019 and 2020, respectively.

(4)
In accordance with SEC rules, these columns report the potential number of shares or units that become eligible for vesting or exercisable if performance is at the minimum level required for any shares or units to become eligible for vesting or exercisable, except that, based on 2018 results, the PSOs and PRSUs granted on 3/2/2016 are reported at the target level and the PSOs granted on 3/4/2017, 3/27/2017 and 3/8/2018 are reported at the maximum level.

(5)	Time-Based Restricted Stock Units

Grant Date	Vesting Schedule
2/11/2015	Vest in four equal annual installments, the first of which vested on February 15, 2016.
12/18/2015	Vest in four equal annual installments, the first of which vested on September 8, 2016.
3/4/2017	Vest in four equal annual installments, the first of which vested on March 4, 2018.
3/27/2017	Vest in four equal annual installments, the first of which vested on March 2, 2018.
3/8/2018	Vest in four equal annual installments, the first of which vested on February 15, 2019.

(6)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2018, which was $61.33.

(7)	Performance-Based Restricted Stock Units

Grant Date	Vesting Schedule
3/2/2016	Same vesting terms and schedule as 3/2/2016 PSOs.

Option Exercises and Stock Vested – 2018

The following table provides information on stock option exercises and vesting of stock awards for each NEO during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ritch N. Wood	45,000(3)	1,750,575	6,300	455,805
Mark H. Lawrence	—	—	4,050	292,938
Ryan S. Napierski	10,000	493,700	9,242	674,232
Joseph Y. Chang	32,850	1,257,794	1,125	81,394
D. Matthew Dorny	32,500	1,358,497	1,125	81,394

(1)
Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(2)
Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

(3)
All of these stock options were automatically net exercised immediately prior to their expiration, in accordance with the terms of the company’s equity compensation plans. The net shares were issued to Mr. Wood after withholding shares for the exercise price and taxes.

Nonqualified Deferred Compensation

Pursuant to our nonqualified Deferred Compensation Plan, certain employees, including the NEOs, may elect to defer up to 80% of their base salary, up to 100% of bonus and up to 100% of restricted stock units (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary, bonus or restricted stock units will be earned. Additionally, we may also elect to make a discretionary contribution (historically 10% of each executive officer’s salary), which may be allocated between the executive officer’s 401(k) and deferred compensation plan accounts.

Earnings and losses on deferred base salary and bonus are based on market rates and on earnings and losses on participant-selected investment funds available under our Deferred Compensation Plan. Restricted stock unit deferrals are allocated to a fund that tracks the performance of the company’s stock. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the Deferred Compensation Plan at all times. All amounts we elect to contribute to a participant’s account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us. In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant’s death or disability as defined in the plan, or otherwise at the discretion of the Executive Compensation Committee.

For participants who received company contributions prior to January 1, 2015, our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2018, as reported by the administrator of the plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
AB VPS International Value – Class A	-22.79%	Great-West T. Rowe Price Mid Cap Growth – Investor Class	-2.33%
American Century VP Inflation Protection – Class I Shares	-2.57%	LVIP Delaware Bond – Standard Class	-0.83%
American Funds Global Growth – Class 2	-9.04%	LVIP SSgA Mid-Cap Index – Standard Class	-11.37%
American Funds Global Small Capitalization – Class 2	-10.54%	MFS VIT Utilities Series – Initial Class	1.06%
American Funds International – Class 2	-13.13%	MFS VIT Value – Initial Class	-10.09%
American Funds IS Global Growth and Income – Class 2	-9.63%	Neuberger Berman AMT Mid-Cap Intrinsic Value – I Class	-15.28%
Delaware VIP Small Cap Value Series – Standard Class	-16.71%	Nu Skin Enterprises Inc. Restricted Stock Units	-8.35%
Delaware VIP U.S. Growth Series – Standard Class	-3.00%	Putnam VT High Yield – Class IA	-3.59%
Delaware VIP Value Series – Standard Class	-2.73%	Templeton Global Bond VIP – Class 1	2.22%
DWS VIT Small Cap Index VIP – Class A	-11.23%	Van Eck VIP Emerging Markets – Initial Class	-23.49%
Great-West Aggressive Profile – Investor Class	-10.41%	Vanguard VIF Equity Index	-4.51%
Great-West Conservative Profile – Investor Class	-3.15%	Vanguard VIF Growth	.20%
Great-West Moderate Profile – Investor Class	-6.30%	Vanguard VIF Real Estate Index	-5.35%
Great-West Moderately Aggressive Profile – Investor Class	-7.62%	Vanguard VIF Short-Term Investment-Grade	1.04%
Great-West Moderately Conservative Profile – Investor Class	-4.73%	Vanguard VIF Small Company Growth	-7.26%
Great-West Gov’t Money Market – Instl Shares	1.74%

Nonqualified Deferred Compensation – 2018

The following table provides information on each NEO’s account under our nonqualified Deferred Compensation Plan for the year 2018.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(1)
Ritch N. Wood	—	93,750	(79,989)	—	1,103,784
Mark H. Lawrence	36,156	44,375	(5,866)	—	106,810
Ryan S. Napierski	686,360	61,875	(183,549)	—	3,191,971
Joseph Y. Chang	120,667	61,500	(473,209)	(435,561)	7,341,047
D. Matthew Dorny	299,693	47,175	(13,369)	—	1,646,236

(1)
Executive and registrant contribution amounts are and have been reflected in the 2018 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2018 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2018, given each NEO’s compensation and service level as of such date and, if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the NEO. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the NEO’s age.

Name	Voluntary Termination ($)	Involuntary Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Termination (Including Constructive Termination) in Connection with Change of Control ($)	Death ($)(1)	Disability ($)
Ritch N. Wood
Severance(2)	712,500	—	2,615,113	4,990,113	1,190,113	1,427,613
Equity(3)	—	—	—	5,101,067	—	—
Deferred Compensation(4)	1,103,784	1,103,784	1,103,784	1,103,784	3,909,639	1,103,784
Health Benefits(5)	—	—	20,901	20,901	—	—
Total	1,816,284	1,103,784	3,739,798	11,215,865	5,099,752	2,531,397

Mark H. Lawrence
Severance(2)	337,500	—	985,303	1,604,053	422,803	535,303
Equity(3)	—	—	—	629,436	—	—
Deferred Compensation(4)	13,858	13,858	13,858	13,858	85,669	85,669
Health Benefits(5)	—	—	21,352	21,352	—	—
Total	351,358	13,858	1,020,513	2,268,699	508,472	620,972

Ryan S. Napierski
Severance(2)	468,750	—	1,485,922	2,485,922	704,672	860,922
Equity(3)	—	—	—	4,112,403	—	—
Deferred Compensation(4)	2,839,635	2,839,635	2,839,635	2,839,635	5,142,818	2,839,635
Health Benefits(5)	—	—	20,652	20,652	—	—
Total	3,308,385	2,839,635	4,346,209	9,458,612	5,847,490	3,700,557

Joseph Y. Chang
Severance(2)	1,215,000	—	2,107,529	2,668,125	290,625	445,625
Equity(3)	—	—	—	2,466,363	—	—
Deferred Compensation(4)	7,341,047	7,341,047	7,341,047	7,341,047	8,967,526	7,341,047
Health Benefits(5)	—	—	13,157	13,157	—	—
Total	8,556,047	7,341,047	9,461,733	12,488,692	9,258,151	7,786,672

D. Matthew Dorny
Severance(2)	356,250	—	1,040,043	1,693,168	446,293	565,043
Equity(3)	—	—	—	2,458,751	—	—
Deferred Compensation(4)	1,512,349	1,512,349	1,512,349	1,512,349	2,919,230	1,512,349
Health Benefits(5)	—	—	21,141	21,141	—	—
Total	1,868,599	1,512,349	2,573,533	5,685,409	3,365,523	2,077,392

(1)
The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums, with coverage, as of December 31, 2018, of $750,000 for Messrs. Wood, Lawrence, Chang and Dorny and $500,000 for Mr. Napierski.

(2)
Our Executive Severance Policy applies to all of the NEOs, other than Mr. Chang because his employment agreement provides severance benefits as described below. This policy provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that the NEO complies with certain non-competition and other obligations:

(a)	Voluntary termination:

(i) A lump sum equal to 75% of annual salary if the Company elects, in its sole discretion, to enforce the non-competition obligations in the NEO’s Key Employee Covenants Agreement.

(b)	Involuntary termination not for cause (including constructive termination):

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and

(ii) A lump sum equal to a multiplier (of 1.5 for the CEO; 1.25 for other NEOs) times annual salary.

(c)	Termination (including constructive termination) in connection with a change in control:

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and

(ii) A lump sum equal to a multiplier (of 2 for the CEO; 1.5 for other NEOs) times annual salary and target bonus.

(d)	Termination upon death or disability:

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable on the date that bonuses are normally paid; and

(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.

Mr. Chang’s employment agreement provides, among other things, for the following termination payments in addition to salary and benefits earned prior to termination, provided that Mr. Chang complies with certain non-competition and other obligations:

(a)	Voluntary termination:

(i) Continuation of 75% of annual salary for a restricted period of up to one year, payable in accordance with the company’s standard pay policies, to better enable the company to enforce the agreement’s non-solicitation, non-competition and non-endorsement covenants after termination.

(b)	Involuntary termination not for cause (including constructive termination):

(i) A lump sum equal to the pro-rata portion of Mr. Chang’s earned bonus, if any, for each outstanding bonus cycle; and

(ii) Continuation of annual salary for a period of 15 months, payable in accordance with the company’s standard pay policies.

(c)	Termination (including constructive termination) in connection with a change in control:

(i) A lump sum equal to the pro-rata portion of Mr. Chang’s target bonus for any outstanding bonus cycle; and

(ii) A lump sum equal to 1.5 times annual salary and target bonus.

(d)	Termination upon death or disability:

(i) A lump sum equal to the pro-rata portion of Mr. Chang’s target bonus for any outstanding bonus cycle; and

(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.

In addition, Mr. Chang’s employment agreement provides that, if his employment terminates pursuant to any of the circumstances outlined above in this footnote 2, other than for death or disability, Mr. Chang will be entitled to a four-year consulting contract with us for $250,000 per year, less any severance payments that are paid to him during the year pursuant to his employment agreement.

(3)
The amounts payable under the equity category, in the case of stock option awards, are based on the difference between the $61.33 closing price of our stock on December 31, 2018 and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amounts payable under the equity category in the case of restricted stock units are based on the $61.33 closing price of our stock on December 29, 2018 multiplied by the number of unvested shares subject to the applicable award.

(4)
The amounts reported for deferred compensation, other than for death and disability, reflect only the amounts deferred by the NEOs, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to our NEOs would be as follows: Mr. Wood – $1,103,784; Mr. Lawrence – $85,669; Mr. Napierski – $2,839,635; Mr. Chang – $7,341,047; and Mr. Dorny – $1,512,349.

(5)
Our Executive Severance Policy and Mr. Chang’s employment agreement entitle the NEOs to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control. These payments are conditioned on the NEO’s compliance with certain non-competition and other obligations.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2018, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,884,783(1)	$56.81(2)	2,886,792(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,884,783	$56.81	2,886,792

(1)
Consists of 3,417,302 options (1,046,453 time-based and 2,370,849 performance-based) and 467,481 restricted stock units (464,147 time-based and 3,334 performance-based). The performance-based awards are reported as the number of shares that become eligible for vesting or exercisable if performance is at the target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved.

(2)	Excludes the impact of time-based and performance-based restricted stock units, which are exercised for no consideration. The weighted average remaining life of the options is 4.0 years.

(3)	Represents the number of shares available for future issuance under our Second Amended and Restated 2010 Omnibus Incentive Plan.

CEO Pay Ratio Information

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission rules, we are disclosing the annual total compensation of the CEO, the median of the annual total compensation of all other employees, and the ratio of these two numbers (the “CEO pay ratio”), each as calculated pursuant to applicable rules and guidance. We also provide supplemental information and calculations to provide context regarding our global operations and unique features of our workforce.

CEO Compensation

Mr. Wood’s 2018 annual total compensation was $6,065,610.

Median Employee Compensation and CEO Pay Ratio Disclosure

As of December 31, 2018, our global employee population, including employees of our subsidiaries, consisted of 39,088 individuals, approximately 95% of whom were located outside of the United States. To identify the median employee, we used each employee’s annualized base pay plus target cash incentive as of December 31, 2018 (for Mainland China sales employees, described below, and employees of our manufacturing and packaging subsidiaries, this was calculated by annualizing their salary and bonus amounts for the last portion of the year, as those amounts are indicative of their recent activity). We translated these amounts into U.S. dollars and adjusted them for cost-of-living differences by using the World Bank’s purchasing power parity conversion factors. Based on these adjusted numbers, we identified a median group of 101 employees. We then calculated the cost-of-living-adjusted annual total compensation of each of these 101 employees using the same methodology that is required under SEC disclosure requirements for NEOs’ compensation, and we identified the median employee from that population.

Our median employee is a sales employee in Mainland China whose cost-of-living-adjusted 2018 annual compensation was $3,382, which yields a CEO pay ratio of 1,793:1.

Our median employee on a non-cost-of-living-adjusted basis, who is also a sales employee in Mainland China, had 2018 annual compensation of $1,638, resulting in a CEO pay ratio of 3,703:1. Other than omitting cost-of-living adjustments, our methodology for identifying this median employee and calculating this ratio was the same as that described above.

Supplemental Information – Global Employee Population and Structure

The structure of our business model in Mainland China causes a unique and significant increasing impact on our CEO pay ratio. In all of our markets other than Mainland China, our sales force members are independent distributors rather than employees of our company. Because of restrictions on direct selling and multi-level commissions in Mainland China, we have implemented a business model for that market that is different from our business model in other markets. One of the differences is that our sales force in Mainland China includes not only independent sellers but also part-time sales employees.

Our Mainland China sales employees constitute a large proportion of our total employee base, and as a result, these employees have a significant impact on our CEO pay ratio. As of December 31, 2018, 33,792, or 86%, of our employees were Mainland China sales employees, compared to 5,296 other full- and part-time employees worldwide. Like all members of our sales force globally, our Mainland China sales employees devote as much or as little time and effort to their sales efforts as they desire, and their compensation varies significantly as a result.

Due to the impact of our Mainland China sales employees on our CEO pay ratio, we do not believe the required pay ratio disclosures, above, appropriately represent our company’s compensation practices. To better allow stakeholders to evaluate our CEO’s compensation within the context of our company, we also disclose a ratio that excludes our Mainland China sales employees. Based on our 5,296 employees who are not Mainland China sales employees, our median employee is a sales support representative in the United States whose 2018 annual compensation was $28,875, resulting in a CEO pay ratio of 210:1.

We believe the compensation amounts and ratios provided above represent reasonable estimates calculated in accordance with SEC regulations and guidance. The SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving our NEOs’ compensation as disclosed in this Proxy Statement.

Compensation Objectives and 2018 Pay for Performance

The following objectives of our executive compensation program support our recommendation to approve the compensation of our NEOs:

(1)	Our program enables us to successfully recruit, motivate and retain experienced and talented executives;

(2)	We implement a pay-for-performance philosophy through the use of incentives that:

a.	Are tied to corporate and individual performance;

b.	Align the financial interests of our executives with those of our stockholders; and

c.	Drive superior stockholder value.

The program, which is administered by our Executive Compensation Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

We believe that our executive compensation program is one of the key drivers of our business’s strong performance in 2018. Our revenue grew 18%, to $2.68 billion, with growth coming from all but one of our seven segments. Our customer-acquisition strategy resulted in 16% growth in our customer base, and while our sales leader numbers declined 10% year-over-year due to the strong introduction of our ageLOC LumiSpa skin treatment and cleansing device in the fourth quarter of 2017, we achieved 16% growth in sales leaders since the first quarter of 2018.

Our business’s success in 2018 reflects management’s strong motivation to achieve revenue growth and expand our customer base. Our executive compensation program and the pay-for-performance incentives that are built into it are key drivers of management’s motivation.

−
2018 compensation was predominantly variable. Consistent with our commitment to pay for performance, our CEO’s 2018 compensation consisted of 82% variable compensation (cash incentive bonuses and equity awards) and 18% fixed compensation (salary, annual holiday bonus and all other compensation). Our other NEOs’ compensation was 69% variable and 31% fixed.

−
2018 equity awards were predominantly performance-based. The equity awards that were granted to our NEOs in 2018 also reflect our pay-for-performance philosophy. These equity awards were 81% performance-based (based on grant date fair value), compared to 60% in 2017 and 36% in 2016. Going forward, the Committee generally plans to use an equity mix of approximately 60% performance-based awards.

−
Performance-based compensation was earned in 2018. Our NEOs earned performance-based compensation during 2018 based on the achievement of rigorous performance goals. Certain performance-based equity awards were earned above target levels based on achievement of adjusted EPS goals. Cash incentive awards were earned at 189% of target based on achievement of adjusted revenue and adjusted operating income goals.

Advisory Resolution

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions.

We currently intend to include a stockholder advisory resolution on our executive compensation program at our annual meeting of stockholders each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the 2018 fiscal year. PwC has served in this capacity since the 1994 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2019 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2019 is in the best interests of our company and our stockholders.

As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2019. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Registered Public Accountants

The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2017 and 2018 fiscal years and approximate fees billed for other services rendered by PwC during those periods.

	Fiscal 2018 ($)	Fiscal 2017 ($)
Audit Fees(1)	2,820,000	2,966,000
Audit-Related Fees(2)	235,000	109,000
Tax Fees(3)	2,032,000	2,637,000
All Other Fees(4)	1,000	2,000
Total	5,088,000	5,714,000

(1)
Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees for 2018 consist primarily of (1) reviews and evaluations of our system implementations and methodologies related the adoption of new accounting standards and tax reform; and (2) services in connection with our debt refinance and acquisitions. Audit-Related Fees for 2017 consist primarily of reviews and evaluations of our system implementations and methodologies related to segment reporting and adoption of new accounting standards.

(3)
Tax Fees for 2018 consist of approximately $1,428,000 in fees for tax compliance work and $604,000 in fees for tax planning work. Tax Fees for 2017 consist of approximately $1,530,000 in fees for tax compliance work and $1,107,000 in fees for tax planning work.

(4)	All Other Fees consist of access fees to an online accounting and financial information resource site.

Audit and Non-Audit Services Pre-Approval Policy

Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence. The policy also authorizes the Audit Committee chair to provide specific pre-approval for services, provided that she or he reports the pre-approval to the Audit Committee at its next scheduled meeting.

The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-Related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The Securities and Exchange Commission prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services.

The Audit Committee will review the generally pre-approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

In 2018, all of the services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2018 were prepared in accordance with generally accepted accounting principles.

The Audit Committee hereby reports as follows:

−
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

−	The Audit Committee also discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB;.

−
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

−
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Edwina D. Woodbury, Chair
Nevin N. Andersen
Daniel W. Campbell
Thomas R. Pisano

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Review and Approval of Related-Person Transactions

Our Audit Committee Charter requires that the Audit Committee review related-person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Executive Compensation Committee.

We have adopted a written policy and procedures with respect to related-person transactions, which include specific provisions for the approval of related-person transactions. Pursuant to this policy, related-person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.

In the event that a related-person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.

In reviewing and approving related-person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related-person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related-Person Transactions

Employee Family Members. During 2018, we paid employment compensation in excess of $120,000 to one relative of each of Steve Lund, Ritch Wood, and Ryan Napierski. Eric Lund, the brother of Steve Lund, received approximately $129,000 in salary, bonuses and other compensation during 2018. Ryan Wood, the brother of Ritch Wood, received approximately $351,000 in salary, bonuses and other compensation and 1,667 restricted stock units during 2018. Cade Napierski, the brother of Ryan Napierski, received approximately $708,000 in salary, bonuses, expatriate benefits (including an education and housing allowance and other benefits) and other compensation and 742 restricted stock units during 2018. In addition, these three individuals also participated in the employee benefit plans available generally to our employees.

Convertible Notes (No Longer Outstanding). In June 2016, we issued $210.0 million principal amount of convertible 4.75% senior notes due 2020 (the “Convertible Notes”) to Ping An ZQ China Growth Opportunity Limited (“Ping An ZQ”), a company owned by a consortium of investors led by Ping An of China Securities (Hong Kong) Company Ltd. and ZQ Capital Limited. Interest was payable semiannually on June 15 and December 15 of each year. During the first quarter of 2018, Ping An ZQ elected to convert the Convertible Notes. As previously disclosed, we satisfied our obligations under the Convertible Notes by issuing 1,535,652 shares of Class A Common Stock to Ping An ZQ during the first quarter of 2018 and paying $213.4 million to Ping An ZQ in April 2018 plus an additional $105,000 for Ping An ZQ’s agreement to extend the due date for the cash payment.

Zheqing (Simon) Shen is the founding member of ZQ Capital Limited and is a director at Ping An ZQ. He was initially appointed to our Board of Directors pursuant to the terms of the Investment Agreement that we entered into in connection with the Convertible Notes, which entitled Ping An ZQ to designate a nominee for election to our Board. This right terminated in connection with the conversion of the Convertible Notes in the first quarter of 2018; however, our Board independently determined to nominate Mr. Shen for reelection at our 2018 and 2019 Annual Meetings of Stockholders. In assessing Mr. Shen's independence under the NYSE listing standards, our Board of Directors considered Mr. Shen's relationships with Ping An ZQ and ZQ Capital Limited in light of the NYSE standards covering payments to, or received from, other entities. These relationships did not constitute a disqualifying event under such standards and were determined by the Board not to create a material relationship with our company.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 31, 2019 by (i) each of our directors and director nominees, (ii) each of our executive officers whose name appears in the Summary Compensation Table, and (iii) all of our current executive officers and directors as a group. The table also sets forth certain information regarding the beneficial ownership of our Class A Common Stock by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, consisting of BlackRock, Inc. and The Vanguard Group as of December 31, 2018. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 55,514,376 shares of Class A Common Stock outstanding on March 31, 2019 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after March 31, 2019.

Directors, Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
Ritch N. Wood(2)	438,406	*
Joseph Y. Chang(3)	300,838	*
Ryan S. Napierski	276,767	*
Steven J. Lund(4)	250,854	*
D. Matthew Dorny(5)	181,671	*
Daniel W. Campbell(6)	93,496	*
Andrew D. Lipman	91,754	*
Nevin N. Andersen	59,577	*
Thomas R. Pisano(7)	59,478	*
Neil H. Offen	34,267	*
Mark H. Lawrence	30,157	*
Edwina D. Woodbury(8)	10,528	*
Zheqing (Simon) Shen	10,497	*
All directors and executive officers as a group (13 persons)	1,838,290	3.2
Laura Nathanson	—	*
The Vanguard Group(9)	6,651,715	12.0
BlackRock Inc.(10)	6,273,298	11.3

*	Less than 1%

(1)
Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Wood – 332,534; Mr. Chang – 179,661; Mr. Napierski – 221,506; Mr. Lund – 0; Mr. Dorny – 152,661; Mr. Campbell – 27,041; Mr. Lipman – 32,041; Mr. Andersen – 32,041; Mr. Pisano – 17,041; Mr. Offen – 27,041; Mr. Lawrence – 26,164; Ms. Woodbury – 7,041; Mr. Shen – 7,041; all directors and executive officers as a group – 1,061,813; and Ms. Nathanson – 0.

(2)	Includes 2,000 shares that Mr. Wood jointly owns with family members.

(3)	Includes 65,000 shares held in a trust for which Mr. Chang’s spouse serves as trustee.

(4)
Includes 245,218 shares held by a family limited liability company for which Mr. and Mrs. Lund serve as co-managers and share voting and investment power. Also includes 5,636 shares held indirectly by Mr. and Mrs. Lund as co-trustees with respect to which they share voting and investment power.

(5)	Includes 25,230 shares that are held in a revocable trust for which Mr. and Mrs. Dorny act as co‑trustees and share voting and investment power.

(6)	Includes 66,455 shares that Mr. Campbell jointly owns with his spouse.

(7)	Includes 42,437 shares that Mr. Pisano jointly owns with his spouse.

(8)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,354 shares pursuant to the company’s Deferred Compensation Plan.

(9)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by The Vanguard Group was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on February 11, 2019. According to the Schedule 13G/A, The Vanguard Group has sole voting power for 27,049 shares, sole dispositive power for 6,622,986 shares, shared voting power for 6,423 shares, and shared dispositive power for 28,729 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(10)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by BlackRock, Inc. was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on January 31, 2019. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 6,037,891 shares and sole dispositive power for 6,273,298 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A Common Stock (“Reporting Persons”) to file reports with the Securities and Exchange Commission regarding their ownership of our Class A Common Stock and changes in that ownership. As a practical matter, the company assists its directors and executive officers by monitoring transactions and completing and filing Section 16(a) reports on their behalf. Based solely on a review of the reports filed during or with respect to 2018 and on written representations from our directors and executive officers, we believe that all required reports under Section 16(a) were filed on a timely basis, except that amended reports were filed for each of Messrs. Wood, Lawrence, Napierski, Chang and Dorny to correct information with respect to one transaction each.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on December 27, 2019. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder proposal, including any director nomination, that is not submitted for inclusion in our 2020 proxy statement under Securities and Exchange Commission regulations, but is instead sought to be presented directly at our 2020 annual meeting, must be received by the Corporate Secretary at the above address no later than January 26, 2020. However, if the date of our 2020 annual meeting is changed by more than 30 days from the one-year anniversary of our 2019 Annual Meeting, a stockholder’s notice must be received by our Corporate Secretary at the above address not later than the close of business on the later of (a) the 90th day before the 2020 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentences, then with respect to nominees for any new positions created by such increase, the notice must be received by the Corporate Secretary at the above address no later than the close business on the 10th day following the day on which public announcement is first made by us. In addition, all notices must meet all information and other requirements contained in our Bylaws.

A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

HOUSEHOLDING

We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company’s shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's future compensation decisions and performance. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "determine," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the possibility that management or the Executive Compensation Committee could decide not to follow the company's compensation program as described in the Compensation Discussion and Analysis. The company's performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our Investor Relations website at ir.nuskin.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah
April 17, 2019

ANNUAL MEETING OF STOCKHOLDERS OF NU SKIN ENTERPRISES, INC. June 6, 2019 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM ET the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. See proxy statement for additional instructions. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER  ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and annual report are available at - http://www.astproxyportal.com/ast/08684/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00033333333330000000 5 060619 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect eight directors to the Board of Directors. Daniel W. Campbell Andrew D. Lipman Steven J. Lund Laura Nathanson Thomas R. Pisano Zheqing (Simon) Shen Ritch N. Wood Edwina D. Woodbury 2. To approve, on an advisory basis, our executive compensation. 3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. 4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 0 NU SKIN ENTERPRISES, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2019 The undersigned hereby appoints Ritch N. Wood and Ryan S. Napierski as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on this proxy card and described in the accompanying Proxy Statement, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on June 6, 2019 at 11:00 a.m., Mountain Daylight Time, and at any adjournments or postponements thereof and, at the proxies’ discretion, upon any other matters which may properly come before the meeting. CONTINUED AND TO BE SIGNED ON REVERSE SIDE 1.1 14475

NU SKIN ENTERPRISES, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2019 The undersigned hereby appoints Ritch N. Wood and Ryan S. Napierski as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on this proxy card and described in the accompanying Proxy Statement, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on June 6, 2019 at 11:00 a.m., Mountain Daylight Time, and at any adjournments or postponements thereof and, at the proxies’ discretion, upon any other matters which may properly come before the meeting. CONTINUED AND TO BE SIGNED ON REVERSE SIDE